Separation Agreement and General Release
Between
1. Sauer-Danfoss GmbH & Co. OHG
- hereinafter referred to as "Company" -
2. Sauer-Danfoss, Inc.
- hereinafter referred to as "Sauer-Danfoss"
and
Sven Ruder
- hereinafter referred to as "Employee" -

Preamble
The Company, Sauer-Danfoss and the Employee mutually wish to confirm the terms of Employee's separation from employment and to settle, release and discharge any and all claims the Employee has or may have against Sauer-Danfoss and the Company and vice versa the Company and/or Sauer-Danfoss have or may have against the Employee, including but not limited to those arising or which may be arising out of Employee's employment and/or the termination of employment.
Now, therefore, in consideration of the mutual commitments set forth in this separation agreement and general release ("Agreement and Release") Employee, the Company and Sauer-Danfoss understand and agree as follows:

1.	Termination of the appointment and termination of the employment

1.1
Employee acknowledges that he will step down as President and Chief Executive Officer of Sauer-Danfoss (“CEO”) once his successor commences employment as President and/or CEO of Sauer-Danfoss presumably on 5 October 2012 (“the Transition Date”). Furthermore, Employee will resign from any offices, in particular as director of the Sauer-Danfoss board on the Transition Date.

1.2
Sauer-Danfoss, the Company and Employee mutually agree that the employment relationship between the Company and Employee shall end taking effect on 31 December 2012 (the “Separation Date”); except for the duties arising from sec. 8 of the Employment Contract dated 14 January 2009 (cf. sec. 6 of this Agreement and Release). All contractual parties are in agreement that - apart from the before mentioned employment relationship and this Agreement and Release - no additional contractual relationships exist between Employee on the one hand and the Company or Sauer-Danfoss on the other hand. For precautionary reasons the contractual parties hereby terminate any additional contractual relationships between the Employee on the one hand and the Company or Sauer-Danfoss on the other hand, in particular employment or service agreements, if any, with immediate effect.

1.3
Employee will be released from his duties to render his services from the Transition Date through the Separation Date. However, from the Transition Date through the Separation Date Employee shall be available upon reasonable request to assist with the transition of duties to his successor.

1.4
Employee acknowledges that at any time after the Transition Date, unless the Company requests that Employee performs services for the Company, Employee will not represent himself as having authority to act on behalf of the Company or Sauer-Danfoss in any capacity.

2.	Salary statement

2.1
Through the Separation Date the Company will fulfill all duties and obligations according to the Employment Contract dated 14 January 2009 including all changes and amendments agreed between the parties thereafter ("the Employment Contract").

Thus the employment relationship shall be settled properly up to the Separation Date.

2.2
Employee understands and agrees that Employee will receive payment for all reimbursable out-of-pocket business related expenses where expressly permitted under the Company's written policies or directions, provided that Employee submit hard-copy proof of same to the Company no later than 31 December of the taxable year in which the expense was incurred.

3.	Compensation

3.1
The Company will pay Employee a compensation in the total gross amount of EUR 1,100,000.00 (Euro one million, one hundred thousand). The Company will make only necessary deductions according to applicable federal, state and local employment and income taxes.

3.2
The Company and Employee hereby agree that the compensation provided for in sec. 3.1 shall serve as compensation for Employee in consideration for executing and adhering to the terms of the Post-Contractual Non-Competition Covenant between Employee and the Company and Sauer-Danfoss (cf. sec. 9).

3.3	The total amount pursuant to 3.1 above shall be paid to Employee not later than 15 January 2013.

3.4	In addition to the payment pursuant to 3.1, the Company will pay Employee the following incentive amounts. The payment values and payment dates are fixed as stipulated below.
Schedule of Payments to Employee covering the Sauer-Danfoss Inc. Incentive Plan
All amounts are in EURO
Short Term Incentive Plan (STIP)
Target
Award            Payout        Payment    Payment
Year    Amount        Level        Value        Date

2012    302,400.00        between    491,650.00    March 30th 2013
Target
and MAX
2013    302,400.00        Target        302,400.00    March 30th 2014
2014    302,400.00        Target        302,400.00    March 30th 2015
Total payment value to Employee for STIP is EUR 1,096,450.00 (Euro one million, ninety six thousand and four hundred and fifty).
Long Term Incentive Plan (LTIP)
Target
Award         Payout        Payment    Payment
Year    Amount        Level        Value        Date

2010    562,500.00        MAX        843,750.00    March 30th 2013
2011    562,500.00        Target        562,500.00    March 30th 2014
2012    600,000.00        Target        600,000.00    March 30th 2015
Total payment value to Employee for LTIP is EUR 2,006,250.00 (Euro two million, six thousand and two hundred and fifty).
Apart from the incentive amounts stated above, Employee is not entitled to any other incentive amounts, bonuses or the like.

3.5
The Company will provide Employee with paid outplacement/career coaching, which includes job search strategies, resume and interview preparation, networking strategies and access to firm resources of the outplacement firm such as technology, job search databases and personal/group coaching services. The services will be provided by an outplacement firm of Employee's choice and shall not cost more than EUR 40,000.00. In the event that no outplacement/career coaching services have been taken on by Employee by 31 December 2013 at the very latest then the Company will pay Employee this amount on 15 January 2014. This payment is in addition to the compensation payment pursuant to 3.1 above.

3.6
The Company shall reimburse, subject to adequate documentation, Employee all moving expenses incurred by Employee to move himself, his wife and three children from Denmark to Brazil, if applicable, it being understood, however, that in no event shall the Company reimburse Employee in excess of EUR 25,000.00. In the event no move from Denmark to Brazil has been completed prior to 31 December 2013 then the Company will pay Employee this amount on 15 January 2014. This payment is in addition to the compensation payment pursuant to 3.1 above.

3.7	Employee shall be compensated for accrued and unused leave days up to Separation Date.

3.8	The Company shall pay the same portion of Employee's health insurance coverage, under the same terms as immediately preceding the execution of this Agreement and Release, through 31 December 2012.

3.9
Employee will be permitted by the Company to acquire the company car made available to him pursuant to Employee's employment agreement, by purchasing the vehicle from the leasing company in accordance with the terms of the purchase option in the lease agreement as of Separation Date.

Alternatively Employee is entitled to return the car to the Company at the Separation Date. If Employee will prefer this option he will be compensated financially for not using the car with EUR 1,750.00 gross per month from the Separation Date through 31 December 2014. This compensation shall be paid in two installments EUR 21,000.00 on 15 January 2013 and an additional EUR 21,000.00 on 15 January 2014.

3.10	Employee is entitled to keep his Danish mobile phone number which should be transferred from the Company to Employee as of the Separation Date.

3.11
Employee will have access to his Company's e-mail account up to 31 October 2012. After this date, the Company will attempt to forward any e-mail with solely private character to Employee's private e-mail address. The Company and Employee agree that the Company is not obliged to forward e-mails and will not - either directly or indirectly - be held liable in this context, in particular not for forwarding or for not forwarding e-mails.

3.12
Through 31 December 2014 Employee will keep his rights to receive tax advices in Germany, US and Denmark as per his current employment agreement. Expenses out of this tax advice are to be paid by the Company up to the maximum amount of EUR 15,000.00 per annum.

3.13	All rights and entitlements pursuant the before mentioned clauses under 3.1. through 3.12. of this agreement come into force upon the signing of this Agreement and Release and are inheritable.

3.14
Except for the necessary deductions according to applicable German federal, state and local employment and income taxes the Company and/or Sauer-Danfoss waive all retention rights and/or any rights to set claims off against Employee's rights and entitlements pursuant the before mentioned clauses under 3.1 through 3.14. Therefore, any retention rights or rights to offset the Company and/or Sauer-Danfoss may have are excluded. The Company will disclose to Employee what deductions it intends to make according to applicable German federal, state and local employment and income taxes purposes at least 30 days prior to making any payment.

Prior to Separation Date, the Company and Employee will meet with the Company's and Employee's tax advisors and agree to  a framework / concept to be applied to the disbursements according to this Agreement and Release for the above mentioned German federal, state and local employment and income taxes deductions.

4.	Pension Entitlements and Life Insurance
All pension entitlements of Employee are non-lapsable. The Company will either transfer or conserve those existing pension entitlements of Employee which are accrued in Germany in accordance with plan provisions. This does not include any future pension entitlements that have not been accrued until Separation Date.
To the extent possible, the Danish/German Life Insurance will be transferred to Employee.

5.	Reference Letter
Upon demand Employee is entitled to a qualified and benevolent reference letter dated as per the Separation Date. Therefore, Employee will submit a proposal whereof the Company may differ only for cause. The Company, Sauer-Danfoss and/or the Chairmen will not make any statements, written or oral, or cause or encourage others to make such any statements that are different to the wording or the content of the reference letter if they are referring to Employee.

6.	Speaking Terms and None-Disparagement

6.1	All parties of this agreement will mutually agree upon the wording of a press release in order to disclose Employee's separation and the background thereof.

6.2
All parties confirm that they will not make any statements, written or oral, or cause or encourage others to make any such statements that are different to the wording of the press release and/or in particular that defame, disparage, criticize and/or damage the business reputation of the opposing party.

7.	Company and Business Secrets
Employee remains obliged according to sec. 8 of the Employment Contract to treat as confidential all information he had access to during his employment relationship with the Company, in particular all Company and business secrets.
Employee shall not disclose documentation, documents, files or items of any type whatsoever to third parties according to sec. 8 of the Employment Contract.

8.	Return of all Company Documents and other Company Property

7.1.
Employee agrees that he has an obligation to and warrants that, as of Employee`s Separation Date, Employee has returned all originals and all copies of all documents, data and records made or compiled by Employee and/or made available to Employee or provided to Employee during the period of his employment with the Company that contain confidential and proprietary information or other business information belonging to the Company, Sauer-Danfoss or any of their affiliates, vendors or customers, including but not limited to customer data, sales data, strategic plans, financial information or legal documents and communication, whether printed, typed, hand-written, video-taped, transmitted or transcribed on data files or on any other type of media and whether or not labeled or identified as confidential, proprietary or trade secret. Employee further represents and warrants that Employee has not, and will not, directly or indirectly, at any time, now or ever in the future, down-load, print, copy, electronically sub transmit, disclose, release or retain any such information for Employee's own personal use or any other purpose, for Employee's own benefit or the benefit of any third party.

7.2.
In addition to returning all original documents and copies Employee agrees that he has an obligation to and warrants that, as of Employee's Separation Date, he has (i) returned all other Company and Sauer-Danfoss property and materials including, but not limited to, company vehicle including vehicle documents and accessories (subject to sec. 3.9.), credit cards, calling cards, keys, key fobs, identification badges, files, records, samples, computer discs, laptop, computers, printers, personal digital assistance and cell phones as applicable and (ii) has provided the Company with a list of passwords, write-protect codes, access codes and similar used in connection with Employee's employment relationship. Employee acknowledges that he has no retention grounds to such items irrespective of legal grounds.

9.	Post-Contractual Non-Competition Covenant

9.1	The Employee and the Company agree to waive all the rights and obligations of the post-contractual non-competition covenant in sec. 14 of the Employment Contract.
After the Separation Date the Employee is subject to a post-contractual non-competition covenant (the “Covenant”) for a period of 15 months in accordance with the following provisions.

9.2
During the period of the Covenant, the Employee will not be engaged, concerned or interested in any activity for an enterprise or establish an enterprise, which is a competitor of the Company or Sauer-Danfoss, neither directly nor indirectly, neither in a freelance, entrepreneurial, employment or investment capacity, neither remunerated nor free of charge, nor will the Employee himself undertake any competitive activity, neither as a freelancer or consultant nor as an entrepreneur or otherwise. For purposes of this Covenant, the term competitive activity means any activity, which is identical or similar to the activity the Employee was engaged for at the Company or Sauer-Danfoss during the last two years of his employment with the Company. Competitive enterprises include but are not limited to the relevant business entities of

•	Parker Hannifin Corporation;

•	Eaton Corporation;

•	Sun Hydraulics Corporation;

•	Bosch Rexroth AG.
The Employee shall not enter into nor fulfill an employment, or a relationship of service, officership or consultancy with any competitive enterprise or otherwise render any performance for such an enterprise, nor directly or indirectly invest in any such enterprise, unless without request of the Company or Sauer-Danfoss he demonstrates to the Board of Directors of Sauer-Danfoss through clear and convincing evidence that by stipulations of the applicable contract and by factual circumstances such activities within or for a competitive enterprise are clearly defined in such a way that it is shown that the Employee does not constitute a competitive activity.
The parties to this agreement clarify that the acquisition of shares in listed companies that compete with the Company and/or Sauer-Danfoss is not regarded as a violation of this post-contractual non-competition covenant provided that Employee does not hold at any one time more than 5 % of the outstanding shares of any such listed competitor.

9.3
The Covenant shall apply to the territories where the Company or Sauer-Danfoss maintain business activities upon Separation Date and to the territories where upon Separation Date the Company or Sauer-Danfoss had planned to start business activities; in particular, it applies to the territory of the United States of America and the Federal Republic of Germany.

9.4
For the term of the Covenant the Company shall pay to the Employee compensation after the termination of the employment contract, which for each year of prohibition is equal to half the last remuneration received by the Employee (cf. sec. 3.1). The compensation may be subject to wage tax deduction. Any tax to this compensation is to be borne by the Employee.

9.5
To the extent that the Employee violates the obligations under this Covenant, the Company or Sauer-Danfoss may demand a contractual penalty for each case of violation in the amount of € 21,000.00. An individual event of violation exists if the Employee violates the Covenant once or several times on the same day due to a competitive activity in particular for a competitive enterprise or holding of proprietary interest in a competitive enterprise. If the Employee breaches the Covenant on two or more days in a calendar month, each day (after the first day) is deemed as one individual event of violation. This applies in case of a violation due to a continued competitive activity based on a continuing obligation, in particular based on an employment agreement or service agreement (as freelancer, commercial agent or consultant) or in case of formation of a competitive enterprise or holding of proprietary interest in a competitive enterprise.

In either case, the sum of the contractual penalty due to breach of obligation for each month must not exceed an amount of two monthly gross base salaries.
Any further claims, including claims for cease-and-desist and for damages, will not be affected.
Sec. 3.14. shall apply.

9.6	To the extent compulsory, Secs. 74 seq. German Commercial Code ("HGB") apply in addition. Sec. 74 c HGB does not apply.

10.	Prohibition on Solicitation

10.1
Through the Separation Date and for a period of 18 months after the Separation Date Employee may not actively solicit directly or indirectly, in favor of a third party, an employee of the Company and/or Sauer-Danfoss or cause such employee to terminate his/her contractual relationship with the Company and/or Sauer-Danfoss.

10.2
To the extent that the Employee violates the obligations under sec. 9.1, the Company may demand a contractual penalty for each case of violation in the amount of € 21,000.00. An individual event of violation exists if the Employee violates the Prohibition on Solicitation once or several times on the same day. If the Employee breaches the Prohibition on Solicitation on two or more days in a calendar month, each day (after the first day) is deemed as one individual event of violation.

In either case, the sum of the contractual penalty due to breach of obligation for each month must not exceed an amount of two monthly gross base salaries.
Any further claims, including claims for cease-and-desist and for damages, will not be affected.
Sec. 3.14. shall apply.

11.	Instruction
Employee confirms that he has been informed about all negative effects regarding unemployment benefits and about the discretionary decision of the competent labor authority which is obliged to give further information. Furthermore, Employee is instructed that to avoid any disadvantages in receiving unemployment benefits he is obliged to immediately notify the competent federal labor authority of his status as employment seeking.

12.	Release of Claims

12.1
By completion of the aforesaid duties, all mutual duties laid down in the employment contract and such duties deriving from its termination as well as all duties deriving from any other reasons shall be regarded as having been fulfilled and settled. This does not apply to any rights and duties arising from this Agreement and Release.
In particular, Employee on behalf of himself, his spouse and dependents, his heirs, executors, personal representatives, administrators, agents and assigns hereby forever unconditionally waives, releases, gives up and discharges all claims, debts, damages or causes of action, real or perceived, whether accrued or un-accrued, liquidated or continuant, and now known or unknown, against the Company or Sauer-Danfoss or any of their parents, subsidiaries and other related affiliated entities, including but not limited to Danfoss A/S, together with their employee benefit plans/programs, and all of their past or present employees, managers, directors, officers, administrators, shareholders, members, agents, attorneys, insurers, re-insurers and contractors acting in their official and individual capacities, and all of their respective predecessors, heirs, personal representatives, successors and assigns as far as not otherwise provided in this separation agreement. Employee hereby waives his right to recover should any third party bring a claim against Company or Sauer-Danfoss on his behalf.

12.2.
Vice versa the Company and/or Sauer-Danfoss on behalf of themselves and/or any of their parents, subsidiaries and/or related affiliated entities, including but not limited to Danfoss A/S hereby forever unconditionally waives, releases, gives up and discharges all claims, debts, damages or causes of action, real or perceived, whether accrued or un-accrued, liquidated or continuant, and now known or unknown, against Employee or his spouse, dependents and/or heirs.

The Company, Sauer-Danfoss, on behalf of themselves and/or Danfoss A/S and all their shareholders, stock holders, parents, subsidiaries and/or related/affiliated entities agree and warrant that any shareholder or stock holder resolution which may be legally necessary (1) in order to properly sign and execute this Agreement and Release, (2) in order to properly waive and release, give up and discharge all claims, debts, damages or causes of action against Employee or his spouse, dependents and/or heirs according to this Agreement and Release have been made in line with the respective legal requirements.
The Company and Sauer-Danfoss will hold the employee free and harmless of all claims, debts, damages or courses of action, real or perceived, whether accrued or un-accrued, liquidated or continuant, and now known or unknown, against Employee or his spouse, dependence and/or heirs, Danfoss A/S and/or all their shareholders, stock holders, parents, subsidiaries and/or related/affiliated entities may bring or have brought against the Employee or his spouse, dependence and/or heirs.

13.	Joint Liability and Assertion of Claims
The Company and Sauer-Danfoss are jointly and severally liable for any entitlements the Employee has under this Agreement and Release. The Company and Sauer-Danfoss are entitled to make any claim or assert any right the Company and/or Sauer-Danfoss have under this Agreement and Release jointly as well as severally.

14.	Choice of Law, Place of Jurisdiction
This Agreement and Release is subject to German law.
Neumünster employment court is competent for all legal disputes arising from the employment relationship, its termination and this separation and release agreement.

15.	Final Provisions, Written Form Requirement, Severability Clause

14.1.
There are no collateral oral agreements. Modifications and/or amendments to this contract, including this provision require written form to be valid, unless they are individually agreed between the parties.

14.2	Employee has been assisted by own legal counsel and tax advisor in the preparation of this Agreement and Release.

14.3.
If any provision of this contract should be or become invalid in whole or in part, or should it transpire that there has been a lacuna, this shall have no effect on the validity of the remaining provisions. The invalid provision or lacuna shall be remediate by a suitable provision which - as far as legally possible - most closely reflects the meaning and purpose of the contract which the parties wanted or would have wanted had they considered this point.

14.4.	This agreement shall be executed in three originals. By placing their signature below, all three parties confirm that they have received an original copy of this agreement.

Date August 29, 2012

/s/ Thomas Kaiser
Sauer-Danfoss GmbH & Co. OHG
Kaiser, Thomas
General Manager

/s/ Anne Wilkinson
Sauer Danfoss, Inc.
Wilkinson, Anne
Executive Vice President, Human Resources

/s/ Sven Ruder
Sven Ruder